Exhibit 10.19
May 16, 2007
Isabelle O. Timm
15 Second Street NW
Utica, MN 55979
Jerry Kellum
1600 Gilmore Avenue
Winona, MN 55987

Re:	Real Estate Option Agreement dated May 17, 2006 between Isabelle O. Timm, a single person (the “Optionor”) and MinnErgy, LLC, a Minnesota limited liability company (the “Optionee”)
Dear Ms. Timm and Mr. Kellum:
We hereby extend the term of the option granted by the Agreement referenced above for an additional year. Pur check in the amount of $30,000 (Additional Option Payment) is enclosed. As so extended the option shall expire at 12:00 midnight on May 17, 2008, unless further extended according to the Agreement.
Sincerely,

/s/ Daniel H. Arnold
Daniel H. Arnold, Chairman
RECEIPT
I hereby acknowledge receipt of the Additional Option Payment of $30,000.00, and extension of the Option to May 17, 2008.

/s/ Isabelle O. Timm
Isabelle O. Timm

Exhibit 10.20
May 17, 2007
Dakota Minnesota and Eastern Railroad Corporation
Attn: Tim Carlson, Real Estate Manager
140 N Phillips Ave.
Sioux Falls, SD 57101
Re:	Real Estate Option Agreement dated May 23, 2006 between Dakota Minnesota and Eastern Railroad Corporation (the “Optionor”) and MinnErgy, LLC, a Minnesota limited liability company (the “Optionee”)
Dear Optionor:
We hereby extend the term of the option granted by the Agreement referenced above, for an additional year. Our check in the amount of $2,500.00 (Additional Option Payment) is enclosed. As so extended the option shall expire at 12:00 midnight on May 23, 2008, unless further extended according to the Agreement.

Sincerely,
/s/ Daniel H. Arnold
Daniel H. Arnold, Chairman

RECEIPT
I hereby acknowledge receipt of the Additional Option Payment of $2,500.00, and extension of the Option to May 23, 2008, is hereby acknowledged.
Dakota Minnesota and Eastern Railroad Corporation

By	/s/ Tim Carlson
Its

Tim Carlson
Mgr. Real Estate
& Public Works

Exhibit 10.21

May 17, 2007	CONSULTANTS • GEOTECHNICAL • MATERIALS • ENVIRONMENTAL
MinnErgy, LLC — Renewable fuels
PO Box 186
Winona, MN 55987
Attn: Dan Arnold/Ron Scherbring

RE:	Proposal for Additional Geotechnical Services Proposed Ethanol Plant Eyota, MN AET#11-04152
Dear Mr. Arnold / Mr. Scherbring,
Introduction
American Engineering Testing, Inc. is pleased to offer you additional subsurface exploration and geotechnical review services for your Proposed Ethanol Plant in Eyota, MN. This proposal is being submitted per our telephone conversation of May 16, 2007. This letter is intended to define our scope of work, and to present you with an estimate of our fee, the anticipated schedule and other information regarding our services.
Purpose of Study
The purpose of this geotechnical work is to explore the subsurface conditions at the site based upon the proposed new plant site layout, and based on our characterization of the obtained data, to prepare a geotechnical engineering report presenting comments and recommendations to assist you and your design team in planning and construction of the project.
Project Information
We understand you have redesigned the proposed corn ethanol production plant in Eyota, MN and require additional subsurface exploration and geotechnical review services.
The new plant will include the construction of grain storage tanks, exterior process tanks, fermentation tanks, a process building, evaporation, distillation equipment, a rail road spur, parking and drive areas. We anticipate soil bearing pressure for these structures supported on shallow frost depth spread footings are on the order of 1(ksf) to 6 (ksf). Based upon the topographic information provided, it appears the site generally slopes downward from the south approximately elevation 1290’ towards the north to approximately elevation 1275’. The proposed plan finished floor elevation will be 1287.0’
Background Information
Base upon our previous subsurface exploration work performed at the site, AET anticipates a general soil profiled of lean clay topsoil, underlain by variable clayey, sandy alluvium and till deposits with weathered bedrock deposits at depth. It appears the bedrock at the site is Galena group formation, possibly Prosser Limestone.

Scope of Services
     Field Work
Our proposed scope of field work includes advancing thirty-one (31) (SB) soil borings at the site, as indicated on the attached site sketches. Based upon our previous boring information we estimate our borings will be between 5’ to 25’ deep.
The test borings will be sampled with a split-spoon sampler utilizing standard penetration test methods per ASTM:D1586. Our services will include arranging clearance of underground public utilities through the Gopher State One Call System.
We assume that the proposed boring locations will be staked in the field by the project surveyor and will be accessible to our truck mounted equipment which will likely require clearing portions of the southern 1/4 of the site for access to our proposed boring locations.
     Soil Laboratory Testing
Our services will include mechanical laboratory testing of selected soil samples to aid in judging engineering properties of the soils. In this proposal we have budgeted $500.00 for geotechnical laboratory testing. If conditions are encountered which indicate the laboratory program should be expanded for proper evaluation, we will review the recommended tests and associated cost with you prior to proceeding.
     Engineering Report
Following the field and laboratory work, a formal engineering report will be prepared and submitted. This report will include logs of the test borings, the laboratory test results, a review of engineering properties of the on-site soils, and our geotechnical engineering opinions and recommendations regarding the following:
•	Grading procedures to prepare the building areas for structural support, including comments on the suitability of the on-site soils for reuse as fill

•	Foundation types and depths, including allowable soil bearing capacity and estimates of foundation settlement

•	Ground floor slab support, including recommendations on the need for a vapor or capillary water barrier

•	Backfilling procedures with drain tile recommendations and estimates of lateral earth pressures

•	Preparation of the subgrade for pavements and rail road spurs

•	Pavement section thickness designs

•	Comments on other items which may affect final performance or constructability, such as frost heave and drainage considerations
The scope of work defined in this proposal is intended for geostructural purposes only. This scope is not intended to explore for the presence or extent of environmental contamination at the site. However, we will note obvious contamination encountered which can be detected by human sight or smell sensing.

Fees
The scope of work defined in this proposal will be performed on a time and materials basis according to our current schedule of fees. A short form copy of this schedule is attached. For the scope of work described, we estimate a cost in the range of $11,000.00 to $15,000.00.
In the event the scope of our work needs to be revised due to unanticipated conditions or for proper evaluation, we will review such adjustments and the associated fees with you; and receive your approval before proceeding.
Schedule
Weather permitting, we anticipate drilling operations can begin within about one (1) to two (2) weeks after receiving authorization to proceed. Verbal results of the drilling activities can be obtained shortly after completion of the drilling. We anticipate the geotechnical report can be prepared within about one (1) to two (2) weeks after completion of the field work. We are available to review special schedule needs with you.
Terms
Our services will be performed per the attached “Service Agreement,” along with the “Subsurface Boring Supplement.” Client and its authorized representatives agree that verbal authorization of our services is formal acceptance of the terms and conditions contained herein.
Acceptance
Please indicate your acceptance of this proposal by endorsing the enclosed copy and returning it to us. The original proposal is intended for your records.
Remarks
This proposal is valid for a period of 90 days.
We appreciate the opportunity to submit this proposal to you and look forward to working with you on this project. If you have any questions regarding our services, or need additional information, please do not hesitate to contact me.
Sincerely,
American Engineering Testing, Inc.
/s/ Alec J. Hovick

Alec J. Hovick
Manager — Rochester
Phone: (507) 281-3547
Fax: (507) 281-4941
AJH:acl
Attachments
ACCEPTANCE:

Client:	Minnergy

Authorized
Signature:	/s/ Daniel H. Arnold

Typed
Name:	Daniel H. Arnold

Title:	Chairman

Date:	5-23-07

SERVICE AGREEMENT — TERMS AND CONDITIONS
SECTION 1 — RESPONSIBILITIES
1.1 — The party to whom the proposal/contract is addressed is considered the Client of American Engineering Testing, Inc. (AET). The terms and conditions state are binding, upon acceptance, on the Client, its successors, assignees, joint ventures and third party beneficiaries. Oral proposal acceptance or authorizing purchase orders from the Client are considered formal acceptance of AET’s terms and conditions.
1.2 Prior to AET performing work, Client will provide AET with all information that may affect the cost, progress, safety and performance of the work. This includes, but is not limited to, information on proposed and existing construction, all pertinent sections of contracts between Client and property owner, site safety plans or other documents which may control or affect AET’s work. If new information becomes available during AET’s work, Client will provide such information to AET in a timely manner. Also, Client will provide a representative for timely answers to project-related questions by AET.
1.3 Work by AET will not relieve other persons of their responsibility to perform work according to the contract documents or specifications, and AET will not be held responsible for work or omissions by Client and other persons. AET will not be responsible for directing or supervising the work of others, unless specifically authorized and agreed to in writing.
1.4 Work by AET often includes sampling at specific locations. Inherent with such sampling is variation of conditions between sampling locations. Client recognizes this uncertainty and the associated risk, and acknowledges that opinions developed by AET, based on the samples, are qualified to that extent.
1.5 AET is not responsible for interpretations or modifications of AET’s recommendations by other persons.
1.6 Should changed conditions be alleged, Client agrees to notify AET before evidence of alleged change is no longer accessible for evaluation.
SECTION 2 — SITE ACCESS AND RESTORATION
2.1 — Client will furnish AET safe and legal site access.
2.2 — It is understood by Client that in the normal course of the work, some damage to the site or materials may occur. AET will take reasonable precautions to minimize such damage. Restoration of the site is the responsibility of the Client.
SECTION 3 — SAFETY
3.1 — Client shall inform AET of any known or suspected hazardous materials or unsafe conditions at the work site. If, during the course of AET’s work, such materials or conditions are discovered, AET reserves the right to take measures to protect AET personnel and equipment or to immediately terminate services. Client shall be responsible for payment of such additional protection costs.
3.2 — AET shall only be responsible for safety of AET employees at the work site. The Client or other persons shall be responsible for the safety of all other persons at the site.
SECTION 4 — SAMPLES
4.1 — Client is responsible for information AET of any known or suspected hazardous materials prior to submittal to AET. All samples obtained by, or submitted to, AET remain the property of the Client during and after the work. Any known or suspected hazardous material samples will be returned to the Client at AET’s discretion.
4.2 — Non-hazardous samples will be held for 30 days and then discarded unless, within 30 days’ of the report date, the Client provides a written request that AET store or ship the samples, at the Client’s expense.
SECTION 5 — PROJECT RECORDS
The original project records prepared by AET will remain the property of AET. AET shall retain these original records for a period of three years following submission of the report, during which period the project records can be made available to Client at AET’s office at reasonable times.
SECTION 6 — STANDARD OF CARE
AET will perform services consistent with the level of care and skill normally performed by other firms in the profession at the time of this service and in this geographic area, under similar budgetary constraints. No other warranty is implied or intended.
SECTION 7 — INSURANCE
AET carries Worker’s Compensation, Comprehensive General Liability, Automobile Liability and Professional Liability insurance. AET will furnish certificates of insurance to Client upon request.

2007 GEOTECHNICAL/ENVIRONMENTAL FEE SCHEDULE

I.	Engineering/Technical Personnel Rates
	A.	Work Processing Specialist		53.00/hr
	B.	Draftperson		65.00/hr
	C.	Senior Engineering Technician		69.00/hr
	D.	Drill Technician		78.00/hr
	E.	Environmental Technician		83.00/hr
	F.	Engineering Assistant		93.00/hr
	G.	Engineer I/Geologist I		99.00/hr
	H.	Engineer II/Geologist II		114.00/hr
	I.	Senior Engineer/Geologist		126.00/hr
	J.	Principal Engineer/Geologist		151.00/hr

II.	Vehicle Mileage
	A.	Personal Automobile/Truck		0.60/mile
	B.	Auxiliary Truck		0.80/mile
	C.	1-ton Truck with Drill Rig		0.95/mile
	D.	1 ½-ton to 2 ½-ton Truck with Drill Rig		1.15/mile
	E.	CPT Truck Rig (20-ton push capacity)		1.30/mile
	F.	Tractor/Lowboy Trailer		1.50/mile

III.	Site Exploration Equipment Rental
	A.	Drill Rig Rental
		1.	Rotary Drill on 1-ton Truck	57.00/hr
		2.	Rotary Drill on 1 ½ to 2 ½ ton Truck	67.00/hr
		3.	Rotary Drill on All-Terrain Vehicle	97.00/hr
		4.	Portable, Non-rotary Rig	67.00/hr
	B.	Auxiliary Vehicle Rental		14.50/hr
	C.	Cone (CPT) Rig/Equipment Rental
		1.	CPT Truck Rig (20-ton push capacity)	120.00/hr
		2.	All-Terrain Rig (10-ton push capacity)	97.00/hr
		3.	Electronic Cone w/Computer	35.00/hr
		4.	Soil Sampler	3.00/hr
		5.	Water Sampler	20.00/hr
	D.	Geotechnical Equipment Rental
		1.	Field Vane Shear	280.00/day
		2.	Inclinometer Reading Equipment	290.00/day
		3.	Pneumatic Transducer Reading Equipment (pore pressure, settlement Or earth pressure)	145.00/day
		4.	Bore Hole Permeability
			a. Open End Casing MEthold	105.00/day
			b. HQ Wireline Packer	280.00/hr
		5.	Borehole Pressuremeter	48.00/hr
		6.	Dougle Ring Infiltrometer	225.00/day
		7.	Pile Driving Analyzer (PDA)	650.00/day
		8.	Auxiliary PDA Equipment
			a. Generator	39.00/day
			b. Calibrated SPT Rod	165.00/day
	E.	Bit Wear
		1.	Diamond Bit — Sedimentary Rock
			a. B, NQ	10.00/foot
			b. HQ	12.00/foot
		2.	Diamond Bit — Metamorphic & Igneous
			a. B, NQ	17.00/foot

			b. HQ	20.00/foot

IV.	Laboratory Tests of Soil
	A.	Water Content		13.00/test
	B.	Dry Density (includes water content)		48.00/test
	C.	Atterberg Limits (ASTM:D4318)
		1.	Plasticity Index	100.00/test
		2.	Liquid Limit or Plastic Limit Separately	75.00/test
	D.	Shrinkage Limit (ASTM:D427)		95.00/test
	E.	Sieve Analysis (includes -#200)		85.00/test
	F.	Hydrometer Analysis (sieve included)		225.00/test
	G.	Specific Gravity (ASTM:D854)
		1.	Mineral Soil	115.00/test
		2.	Organic Soil	130.00/test
	H.	Hand Penetrometer/Trovane		10.00/test
	I.	Unconfined Compression		72.00/test
	J.	Permeability Test
		1.	Clay Permeability	222.00/test
		2.	Remolded Clay Permeability	322.00/test
		3.	Sand Permeasbility	192.00/test
	K.	Electric Resistivity		77.00/test
	L.	Organic Content of Soil		70.00/test
	M.	Topsoil Borrow Test (Mn/DOT 3877)		320.00/test
	N.	Soil pH		47.00/test
	O.	R.value (Hveem Stabilometer)		340.00/test
	P.	California Bearing Ratio
		1.	Granular	550.00/test
		2.	Cohesive	620.00/test
	Q.	Miscellaneous
		1.	Thin-wall Samples (extrusion only)	25.00/tube

V.	Expenses
	A.	Direct Project Expenses: includes out-of- Town per diem; plowing & towing; special Materials & supplies; special travel, transportation & freight; subcontracted services, and Miscellaneous costs		Cost + 15%
	B.	Equipment Replacement (when abandonment Is more feasible than recovery)		Cost
	C.	Equipment Recovery (when required by Regulatory agencies of project specifications)		Cost + 15%

VI.	Expert Witness Service Rates
	A.	Litigation Preparation		198.00/hr
	B.	Deposition or Court Time (4-hour minimum)		245.00/hr
The rates presented are portal-to-portal with vehicle mileage, expenses and equipment rentals being additional.
Overtime for personnel charged at above cost plus 25% for over 8 hours per day or Saturday; and at above cost plus 50% for Sundays or Holidays. Hazardous work charged at an additional 25%. Night time shift work will include a premium charge of $30.00 per person per shift.

SUBSURFACE BORING SUPPLEMENT
TO TERMS AND CONDITIONS

SECTION 1 — UNDERGROUND UTILITY AND STRUCTURE CLEARANCE
1.1 It is necessary that borings, excavations and other penetrations be located such that they maintain a minimum safe distance from underground utilities or other man-made objects. Client shall advise AET of all utilities that service or are located on the site, as well as any underground improvements located on the site. AET will contact state notification centers, where available, or individual utility owners where a state notification center is not available prior to drilling.
1.2 Public utility owners may not provide the locating service on private property. In such situations, the Client is responsible for location of such utilities prior to drilling.
1.3 The property owner may have private underground improvements which cannot be cleared through the state notification center or public utility owners. The Client is responsible for location of these improvements.
1.4 AET will not be responsible for any damages to “non-located” or incorrectly located underground utilities or other man-made improvements.
SECTION 2 — SITE RESTORATION
2.1 — Client accepts that in the normal course of field exploration work, certain types of damage to the site may occur which are inherent with this type of work, such as tire indentations to lawns and landscape areas. It is the responsibility of AET to take reasonable precautions to minimize such damage. It is also AET’s responsibility to patch boreholes placed through pavement or slab areas after performance of borings. Otherwise, restoration of the site is the responsibility of the client.
SECTION 3 — CONTAMINATION
3.1 — Client acknowledges and accepts that avoidable contamination risks may be associated with AET’s subsurface drilling, sampling and installation of monitoring devices. Risks include, but are not limited to, cross contamination created by linking contamined zones to uncontaminated zones during the drilling process; containment and proper disposal of known or suspected hazardous materials, drill cuttings and drill fluids; and decontamination of equipment and disposal and replacement of contaminated consumables. Client and AET agree that the discovery of unanticipated actual or suspected hazardous materials may make it necessary for AET to take immediate measures, including regulatory notification, to protect human health and safety, and/or the environment. Client and AET also agree that the discovery of such materials constitutes a changed condition which may result in added costs to the Client, and may require a renegotiation of work scope or termination of services.
3.2 — Pursuant to risks set forth in Section 3.1, which are inherent with AET’s work performed on the Client’s behalf, Client agrees to hold harmless and indemnify AET from and against liability associated with contamination resulting therefrom.
SECTION 4 — LOST EQUIPMENT
Equipment lost in bore holes may be required to be required to be retrieved or properly abandoned by government agencies. Client agrees to pay AET all costs related to retrieving and/or abandoning such equipment at AET fee schedule rates, unless agree otherwise.
SECTION 5 — LIMITATIONS ON SUBSURFACE EXPLORATION
Client recognizes that unavoidable risks occur whenever engineering or related disciplines are applied to identify subsurface conditions. Variations in soil conditions usually occur between and beyond sampled/tested locations. Even a comprehensive sampling and testing program performed in accordance with a professional standard of care may fail to detect certain conditions, because the variability of conditions cannot be seen. For similar reasons, actual environmental, geologic and geotechnical conditions that AET characterizes to exist between sampling points may differ significantly from those that actually exist. The passage of time also must be considered, and Client recognizes that, due to natural occurrences or direct or indirect human activities at the site or distant from it, actual conditions discovered may change. Client recognizes that nothing can be done to eliminate the risks associated with these limitations.